Exhibit 77(c)

                Matters Submitted to a Vote of Security Holders

A special meeting of shareholders was held on July 22, 2003 to approve the following:



1. A new Sub-Advisory Agreement between ING Investments, LLC and ING Aeltus Investments Management, Inc. with no change in the Advisor, the portfolio manager(s) or the overall management fee paid by the Fund.



                  For:                               18,971,634.757

                  Against or Withheld:               21,316.340